UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 21, 2005  (September 15, 2005)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

In response to market changes and the need to be more responsive to our customers and more effective in our operations, on September 15, 2005 Kimball International approved plans to continue to sharpen its focus within the Furniture and Cabinets segment. In recent years, Kimball has exited the unprofitable branded residential furniture market, the wood veneer market and the wood dimension market, all with the intent of increasing management attention and focus on growing its primary markets and improving profitability. As part of the plans, the Company intends to sell a forest products hardwood lumber business unit and a business unit located in Pennsylvania which produces and sells fixed-wall furniture systems, and to consolidate administrative, marketing and business development functions within the segment to better serve primary markets.

Total pre-tax restructuring expenses related to the above actions are expected to be approximately $18.8 to $20.8 million, including a loss on the sale of assets of $11.5 to $13.5 million, software impairment of $3.6 million, acceleration of software amortization of $2.2 million, employee severance costs of $1.0 million and fixed asset impairment and other costs of $0.5 million. Approximately 90% of the cost estimate is expected to be non-cash expense. Both the hardwood lumber and fixed-wall furniture systems operations had been operating at a loss, which in total, before corporate allocations, was approximately $4.0 million pre-tax for the prior fiscal year 2005. Fiscal year 2005 net sales of these two operations totaled approximately $60 million.

As part of the simplification and standardization of business processes, a portion of the Company's current integrated Enterprise Resource Planning software will be redesigned. As a result of this, the Company anticipates the execution of all of the above outlined activities to take approximately three years, and therefore the amortization of the current software will be accelerated over this period of time. The Company estimates cost structure improvement beginning in fiscal year 2007, including the avoidance of the hardwood lumber and fixed-wall furniture systems operating losses, to be approximately $7.0 million pre-tax per year. It is anticipated that a portion of the initial savings will be expended for operating inefficiencies directly related to the execution of these plans.

The Company continues to evaluate its current manufacturing capabilities and capacities to determine the optimal alignment with its new organizational structure and its tightened focus on this segment.

The exit of the hardwood lumber operations and the fixed-wall furniture systems operations will be classified as Discontinued Operations while the remaining costs will be classified as Restructuring in the Company's Consolidated Statements of Income.

Item 2.06 Material Impairments

The information set forth above under Item 2.05 is incorporated by reference into this Item 2.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer, Treasurer

Date: September 21, 2005

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